Exhibit 99(a)

Investor & Media Contact:	Kenneth R. Bowling
Chief Financial Officer
336-881-5630

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2010

HIGH POINT, N.C. (December 1, 2009) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter ended November 1, 2009.

Highlights for the second quarter of fiscal 2010 include the following:

▪
Net sales were $49.7 million, down five percent from the second quarter last year, with mattress fabrics segment sales up one percent from a year ago and upholstery fabric segment sales down eleven percent.  The five percent change is the smallest year over year decline since the third quarter of fiscal 2008.

▪
Net income was $2.9 million, or $0.22 per diluted share, compared with a net loss of $40.9 million, or $3.23 per share in the prior year period.  The net loss for last year’s second quarter included $31.2 million in charges for the establishment of a valuation allowance against substantially all of the company’s net deferred tax assets and $11.8 million in restructuring and related charges.

▪	The mattress fabrics business achieved higher profitability on comparable sales from the prior year, in spite of continued weak consumer demand in the bedding industry.

▪
The upholstery fabrics business showed a significant profit turnaround for the second quarter, reversing an operating loss in the second quarter of the prior year.  This performance was in the face of continued challenging furniture industry conditions.

▪
Cash flow from operations was $6.1 million for the second quarter and $10.7 million for the first six months of fiscal 2010.  This performance is due to consistent profitability in mattress fabrics, the profit turnaround in upholstery fabrics and continued outstanding working capital management in both segments.

▪
The company’s financial position continued to strengthen significantly during the second quarter, with an ending cash balance of $19.6 million and total debt, which includes current maturities of long-term debt plus long-term debt, of $16.4 million.  Cash and cash equivalents have grown by almost $8 million since the end of fiscal 2009, while debt has remained the same.  This is the first time in over 30 years where the company’s cash position exceeded total debt.

▪
The projection for third quarter fiscal 2010 is for overall sales to increase approximately five percent over the prior year period, with both business segments expecting similar sales gains.  This would be the company’s first overall sales gain in two years, and the first sales gain in upholstery fabrics in three years.  Pre-tax income for the third quarter of fiscal 2010 is expected to be in the range of $2.1 to $2.9 million.

Culp Announces Results for Second Quarter Fiscal 2010

December 1, 2009

Overview
For the period ended November 1, 2009, net sales were $49.7 million, compared with $52.3 million a year ago, a five percent decrease.  The five percent is the smallest year over year decline since the third quarter of fiscal 2008.  The company reported net income of $2.9 million, or $0.22 per diluted share, and 5.8 percent of sales, for the second quarter of fiscal 2010, compared with a net loss of $40.9 million, or $3.23 per share, for the second quarter of fiscal 2009.  Included in the net loss for the second quarter of fiscal 2009 were charges in the amount of $31.2 million for the establishment of a valuation allowance against substantially all of the company's net deferred tax assets and $11.8 million in restructuring charges in the upholstery fabrics segment.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our improved performance for the second quarter of fiscal 2010 reflects the benefits of a leaner and more efficient operating platform and aggressive marketing initiatives.  We are especially pleased with the turnaround in profitability for our upholstery fabrics business and continued solid profitability in our mattress fabrics segment, in spite of ongoing industry wide demand challenges facing both businesses.  We have further enhanced Culp’s competitive position in both businesses with a keen focus on execution for our customers and additional investments in our mattress fabrics business.  Our financial position is the strongest in the company’s history and is providing us with a sound foundation in these uncertain economic times.”

Mattress Fabrics Segment
Mattress fabric sales for the second quarter were $28.2 million, an increase of one percent over the same period a year ago.

“Our improved performance in mattress fabrics reflects the benefits of the ongoing investments we have made to develop an efficient and scalable manufacturing platform,” said Saxon.  “We have continued to enhance our competitive position with improved reactive capacity and a strong focus on execution for our customers.  During the second quarter, we completed the installation of additional equipment to further expand our knit capacity and improve our production capabilities for both knits and wovens.  We have also initiated the purchase of state-of-the-art finishing equipment for our growing knit business to be installed during our third fiscal quarter.  As a result, Culp will be fully vertically integrated in both product lines. In the second half of this fiscal year we plan to make additional capital investments, including expanding capacity for both knits and wovens, as well as implementing an energy efficiency initiative in our Canadian operation that will have an environmental benefit and reduce our operating costs going forward.  We are committed to the growth of our mattress fabrics business, and will continue to make the necessary investments to meet the needs of our customers with outstanding service, reliable delivery performance and consistent quality and value.”

Upholstery Fabrics Segment
Sales for this segment, which include both fabric and cut and sewn kits, were $21.5 million, compared with $24.2 million a year ago, an 11 percent decrease.  Sales of non-U.S. produced fabrics were $17.9 million in the second quarter of fiscal 2010, down one percent over the prior year period, while sales of U.S. produced fabrics were $3.6 million, down 41 percent from the second quarter of fiscal 2009.

“We are very encouraged by the improved operating performance in the upholstery fabrics business,” noted Saxon.  “We are realizing the incremental benefits of the profit improvement plan completed last year and a leaner and more agile operating platform.  With the completion of these initiatives, we have shifted our focus this fiscal year to product development, sales and marketing initiatives, and delivery performance.  In particular, the innovative fabrics produced at our China platform offer exceptional quality and value, and customer response has been very favorable.  More importantly, we are well positioned to capitalize on improved demand as the economy stabilizes and consumer spending resumes.”

Culp Announces Results for Second Quarter Fiscal 2010

December 1, 2009

Balance Sheet
“We continue to focus on further strengthening our financial position and generating cash in light of the uncertain business climate,” added Saxon.  “Cash flow from operations was $6.1 million for the second quarter of fiscal 2010 and $10.7 million for the first six months of this fiscal year.  Our balance sheet reflected $19.6 million in cash as of November 1, 2009, compared with $15.5 million at the end of the first quarter of fiscal 2010 and $11.8 million at the end of fiscal 2009.  Total debt of $16.4 million, which includes current maturities of long-term debt plus long-term debt, remained unchanged from the balance at the end of the previous fiscal year.  We also continue to make improvements in our working capital management.  Day’s sales in receivables and inventory turnover have steadily improved, even with declining sales.  Despite the continued improvement in working capital management achieved thus far in fiscal 2010, we expect cash flow generated from working capital improvements to be substantially lower than the last two fiscal years.”

Outlook
Commenting on the outlook for the third quarter of fiscal 2010, Saxon remarked, “While we expect that the economic uncertainties and issues surrounding the housing market will continue to affect consumer demand for furniture and bedding products, we are encouraged by the gradually increasing order trends in our businesses.  Overall, we expect our sales for the third quarter of fiscal 2010 to be up approximately five percent from the third quarter of last year.

“We expect sales in our mattress fabrics segment to show a modest improvement over the same period a year ago, while operating profit is expected to be higher than last year.  In our upholstery fabrics segment, we currently expect sales to be up approximately five percent for the third quarter.  We also believe the upholstery fabric segment’s results will again reflect a significant gain in operating profit as compared to the same period a year ago.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2010 in the range of $2.1 to $2.9 million.  Given the volatility in the income tax area during fiscal 2009 and continuing into fiscal 2010, the income tax expense and related tax rate for the third quarter of fiscal 2010 are too uncertain to project.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of economic uncertainties and demand challenges facing the upholstery fabrics and mattress fabrics industries,” said Saxon.

In closing, Saxon remarked, “We are pleased with our results to date and are optimistic that we will continue to see favorable results in the second half of fiscal 2010.  We are realizing the benefits of all the hard work we have done over the past several years to create a lean and agile manufacturing platform and enhance our competitive position in both operating segments.  Our mattress fabrics business continues to perform well and we are excited about the additional opportunities to expand our product offerings and further enhance our value proposition to customers.  With the improvements in both our China platform and U.S. facility, our upholstery fabrics business is gaining traction and is well positioned for continued profitability.  We have developed a scalable business model for both businesses with the ability to meet increased demand as the economy improves.  Finally, we have the financial strength to support our growth strategy and capitalize on the opportunities ahead for fiscal 2010 and beyond.”

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

Culp Announces Results for Second Quarter Fiscal 2010

December 1, 2009

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 16, 2009, for the fiscal year ended May 3, 2009.

Culp Announces Results for Second Quarter Fiscal 2010

December 1, 2009

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	November 1,	November 2,
	2009	2008

Net sales	$49,716,000	$52,263,000
Income (loss) before income taxes	$3,504,000	$(10,317,000)
Net income (loss)	$2,879,000	$(40,868,000)
Net income (loss) per share:
Basic	$0.23	$(3.23)
Diluted	$0.22	$(3.23)
Income before income taxes,
excluding restructuring and related charges
and impairment charges*	$3,363,000	$1,532,000
Average shares outstanding:
Basic	12,671,000	12,650,000
Diluted	12,852,000	12,650,000

*Excludes restructuring and related credits of $141,000 for the second quarter of fiscal 2010.
Excludes restructuring and related charges of $11,849,000 for the second quarter of fiscal 2009.

CULP, INC.
Reconciliation of Income (Loss) before Income Taxes
as Reported to Adjusted Income before Income Taxes
(Unaudited)
	Three Months Ended
	November 1,	November 2,
	2009	2008

Income (loss) before income taxes,
as reported	$3,504,000	$(10,317,000)
Restructuring and related (credits) charges	$(141,000)	$11,849,000

Adjusted income before income taxes	$3,363,000	$1,532,000

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